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                                                                     EXHIBIT 4.1

                            U.S. PLASTIC LUMBER CORP.

                           CERTIFICATE OF AMENDMENT TO
                 THE CERTIFICATE OF DESIGNATION OF PREFERENCES,
                           RIGHTS, AND LIMITATIONS OF
                      SERIES D PREFERRED STOCK, 15% COUPON

         The undersigned, being the Vice President and the Secretary of U.S. Plastic Lumber Corp., a Nevada corporation (the "Corporation"), in accordance with the provisions of Section 78.1955 of Nevada Revised Statutes, as amended ("NRS"), do hereby certify:

         That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Restated Articles of Incorporation and pursuant to the provisions of NRS, said Board of Directors, on September 8, 2000, duly adopted resolutions providing for the issuance of one series of Seven Hundred and Fifteen Thousand (715,000) shares of Series D Preferred Stock, 15% Coupon, stated value $3.50 and par value $.001 per share.

         That, (i) pursuant to the authority vested in the Board of Directors by the Corporation's Restated Articles of Incorporation and Amended and Restated Bylaws, the Board of Directors, acting by unanimous written consent dated as of June 1, 2001, adopted a resolution to amend and restate the Certificate of Designation of Preferences, Rights, and Limitations of Series D Preferred Stock, 15% Coupon (the "Certificate of Designation"), filed with the Office of the Nevada Secretary of State on October 12, 2000, and (ii) in accordance with
Section 78.1955(3) of NRS and the applicable terms of the Restated Articles of Incorporation of the Corporation, the holders of Series D Preferred Stock, 15% Coupon, acting by unanimous written consent dated as of June 1, 2001, approved such resolution to amend and restate the Certificate of Designation, all as contemplated by Section 78.1955(3) of NRS, which resolution is as follows:

         RESOLVED, that the Corporation be, and it hereby is, authorized to amend and restate the Certificate of Designation as follows:

                  1. Designation. The designation of the series of stock created by this resolution shall be "Series D Preferred Stock, 15% Coupon" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be One Million One Hundred Eighty-Seven Thousand Two Hundred and Eighty-Five (1,187,285). Each share of the Series D Preferred Stock shall have a stated value equal to $3.50 (the "Stated Value"). The Preferred Stock does not entitle the holder thereof to voting rights, except as may be required by law. Each share of Preferred Stock is convertible: (i) at the option of the holder, subject to certain rights of the Corporation, into common stock of the Corporation (the "Common Stock") at the rate of 1 share of the Common Stock for each share of the Series D Preferred Stock, and (ii) mandatorily converted into the Common Stock on March 1, 2002. The Corporation shall use its best efforts to register the underlying Common Stock on or before June 30, 2001.

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                  2.       Interest. The 15% Coupon ("interest") will be paid on
         the Preferred Stock quarterly in arrears on a cash basis commencing on date of funding, at a rate of 15% per annum, and prorated if conversion occurs prior to the end of any quarter. The first quarterly interest payment will be made on March 31, 2001 and then quarterly thereafter. Interest payments shall cease effective with the date of conversion into the Common Stock, whether voluntary or mandatory conversion.

                  3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Corporation, the holders of the Series D Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of Preferred Stock of the Corporation ranking junior thereto, out of the remaining net assets of the Corporation, the Stated Value of the Series D Preferred Stock. After such payment shall have been made in full to the holders of the outstanding Series D Preferred Stock, or funds or assets necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series D Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series D Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation.

                  In the event that, after payment or provision for payment of the debts and other liabilities of the Corporation and preferences or other rights granted to the holders of the Series D Preferred Stock, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the Series D Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking, on a parity with the shares of the Series D Preferred Stock upon such liquidation unless proportionate distributive amounts shall be paid on account of each share of the Series D Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of the Series D Preferred Stock, are respectively entitled upon such liquidation.

                  4. Conversion of Preferred Stock into Common Stock. Each share of the Series D Preferred Stock shall be: (i) convertible at the option of the holder thereof pursuant to paragraph 4(a) below and (ii) automatically and mandatorily converted upon the occurrence of the event described pursuant to paragraph 4(b) below. In either event, any such shares of the Series D Preferred Stock shall be converted into fully paid and nonassessable shares of the Common Stock.

                           (a) Voluntary Conversion. Subsequent to March 31, 2001, the holder of any share(s) of the Series D Preferred Stock shall have the right to convert any such share(s) into fully paid and nonassessable shares of the Common Stock of the Corporation in accordance with the Conversion Ratio (defined below); as the same may be adjusted from time to time. In order to convert the shares of the Series D Preferred Stock into the Common Stock, the holder shall surrender at the office of any transfer agent for the Corporation, a certificate(s) therefore, duly endorsed to the Corporation or in blank, and give written notice to the



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                  Corporation at said office that he or she elects to convert such shares. Shares of the Series D Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares for conversion and the person(s) entitled to receive shares of the Common Stock issuable upon such conversion shall be treated, for all purposes, as the record holder(s) of such shares of the Common Stock at such time. As promptly as practicable after the conversion, the Corporation shall issue and deliver at said offices a certificate(s) for the number of full shares of the Common Stock issuable upon such conversion, to the person(s) entitled to receive the same. The Corporation shall issue the certificate(s) for the Common Stock in the name(s) so designated with such legends affixed or restrictions imposed as required by federal, state or jurisdictional securities laws as determined by legal counsel for the Corporation; provided that the Corporation is not advised by its counsel that the issuance of such certificate(s) would be in violation of federal, state or jurisdictional securities law.

                           (b) Mandatory Conversion. Subject to any other provision of this paragraph 4, each holder of record of any share(s) of the Series D Preferred Stock shall convert such holder's share(s) of the Series D Preferred Stock, in whole or in part, in accordance with the Conversion Ratio (defined below), subject to the adjustments set forth below, on March 1, 2002. The Corporation shall also have a right to force mandatory conversion of the Series D Preferred Stock into the Common Stock prior to March 1, 2002, at any time after the Corporation registers the underlying Common Stock and such registration statement is declared effective by the Securities and Exchange Commission; provided, however, that (i) the stock of the Corporation is trading at an average closing price of $3.50 per share for the 20 trading days immediately preceding the date of the Corporation's notice to the holder, and (ii) the Corporation provides notice to the holder equal to a minimum of 10 days and maximum of 30 days notice. Such notice shall specify the time and place thereof and shall be given by mail to each holder of record of shares of the Series D Preferred Stock at the address last shown on the records of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the holder is located. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received the notice.

                           (c) Additional Provisions Applicable to All Conversions. Any conversion of the Series D Preferred Stock into the Common Stock pursuant to this paragraph 4 shall be subject to following additional terms and provisions:

                                    (1)      All shares of the Series D
                           Preferred Stock shall be convertible (or, as the case may be, automatically converted) into the Common Stock at the rate of 1 share of the Common Stock for each share of the Series D Preferred Stock (the "Conversion Ratio"), subject to the adjustments set forth in this paragraph 4(c) below.

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                                    (2)      Subject to compliance with all
                           applicable securities laws, as soon as practicable after the surrender for conversion of any certificate(s) representing Series D Preferred Stock (in the case of an elective conversion) or after the Mandatory Conversion (as provided for in paragraph 4(b)), the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to each holder of the Series D Preferred Stock, certificates representing, the shares of the Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Except as otherwise provided herein, shares of the Series D Preferred Stock shall be deemed to have been converted in the case of an elective conversion pursuant to paragraph 4(a), as of the close of business on the date of the surrender for conversion of the certificates representing Series D Preferred Stock, or in the case of an automatic conversion pursuant to paragraph 4(b), as of the close of business on the Automatic Conversion Date, and in either case the rights of such holders of the Series D Preferred Stock shall cease, and the person(s) in whose name(s) the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder(s) of such Common Stock, at such time, or if such day shall not constitute a business day, then the close of business on the next succeeding business day.

                                    (3)      The Corporation shall not be
                           required to issue any fractions of shares of the Common Stock upon conversions of any shares of the Series D Preferred Stock. If more than one share of the Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of the Common Stock which shall be issuable upon conversion of such Series D Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series D Preferred Stock so surrendered. If any interest in a fractional share would otherwise be deliverable upon the conversion of any shares of the Series D Preferred Stock, the Corporation shall not be required to issue any such fractional share interest or make a cash payment for any such fractional interest.

                                    (4)      In the event that the Corporation
                           shall at any time subdivide or combine in a greater or lesser number of shares the outstanding shares of the Common Stock, the number of shares of the Common Stock issuable upon conversion of any shares of Series D Preferred Stock prior to the occurrence of such event shall be proportionately increased or decreased as the case may be, effective following the close of business on the record date for determination of the Common Stock entitled to such sub-division or combination in either case at the close of business on the record date when such subdivision or combination was adopted by the Corporation.

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                                    (5)      In the event that the Corporation
                           shall be consolidated with or merged into any other corporation, provision shall be made as part of the terms of such consolidation or merger so that any holder of the Series D Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him or her upon conversion of his or her shares of Series D Preferred Stock, but only in accordance with the Conversion Ratio stated in this paragraph 4, the same kind and amount of securities as may be distributable upon such consolidation or merger with respect to the Common Stock.

                                    (6)      In the event that the Corporation
                           shall at any time pay to the holders of the Common Stock a dividend in the Common Stock, the number of shares of the Common Stock of the Corporation issuable upon any conversion of the Series D Preferred Stock shall be proportionately increased, effective following the close of business on the record date for determination of the holders of the Common Stock entitled to such dividend.

                                    (7)      Such adjustments shall be made
                           successively if more than one event listed in paragraphs 4(c)(4) or 5 shall occur; provided, however, that no adjustment need be made by the Corporation until such adjustments cumulatively aggregate at least five percent (5%) of the then current Conversion Ratio.

                                    (8)      No adjustment of the Conversion
                           Ratio shall be made by any event or occurrence other than those enumerated in this paragraph 4(c).

                                    (9)      The issuance of certificates for
                           shares of the Common Stock upon conversion of any shares of the Series D Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record as the Series D Preferred Stock so converted, the person or persons requesting, the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

                  5. Voting Rights. Except as otherwise required by law or as otherwise specifically provided herein, the holders of the Series D Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation of the stockholders thereof.

                  6. Ranking. As long as any shares of the Series D Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the

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         holders of at least a majority in number of the shares of the Series D
         Preferred Stock then outstanding, create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which provide that such class or series shall rank prior to the Series D Preferred Stock in respect to rights upon dissolution, liquidation or winding up of the Corporation; provided, however, the Corporation may at any time create, authorize or issue, without the consent of any of the holders of the Series D Preferred Stock, other classes or series of capital stock which rank junior to, or on parity with, the Series D Preferred Stock in respect to dissolution, liquidation or winding up of the Corporation.

                  7. Amendments. This Certificate of Designation may be amended by (i) the affirmative vote of not less than sixty percent (60%) of the holders of the Series D Preferred Stock currently outstanding, at the time such amendment is proposed, or (ii) the affirmative vote of not less than two-thirds of the directors of the Corporation then holding office and entitled to vote on such amendment.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be signed by Michael D. Schmidt, its Vice President of Finance, and Bruce Rosetto, its Secretary, as of this 13th day of June, 2001.

                                            U.S. PLASTIC LUMBER CORP.

                                            By:    /s/ Michael D. Schmidt
                                               ---------------------------------
                                            Name:  Michael D. Schmidt
                                            Title: Vice President of Finance


                                            By:    /s/ Bruce C. Rosetto
                                               ---------------------------------
                                            Name:  Bruce C. Rosetto
                                            Title: Secretary



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STATE OF FLORIDA           )
                           )
COUNTY OF PALM BEACH       )

                  Before me, the undersigned authority, personally appeared Michael D. Schmidt and Bruce Rosetto, who I personally know or have otherwise identified themselves to my satisfaction to be the persons described in and who executed the foregoing instrument as the Vice President of Finance and the Secretary, respectively, of U.S. Plastic Lumber Corp., a Nevada corporation, and did acknowledge before me that they executed the same as such officers of said corporation by due and regular corporate authority.

                  WITNESS, my hand and official seal in the aforesaid County and State this 13th day of June, 2001.



                                                     /s/ Grace F. Solomon
                                                     ---------------------------
                                                     Notary Public
                                                     State of Florida